Exhibit 99.1

Belden Appoints Adel Al-Saleh to Board of Directors

St. Louis, Missouri – November 19, 2025 - Belden Inc. (NYSE: BDC), a leading global supplier of complete connection solutions, announced that with immediate effect, it has appointed Adel Al-Saleh as a Director.

Mr. Al-Saleh brings over 30 years of senior managerial experience in the information technology space, including his current role as Chief Executive Officer and Director of SES Satellites. Prior to his current role, Mr. Al-Saleh was CEO of T-Systems (a division of Deutsche Telekom) and CEO of Northgate Information Solutions. He also previously served as a board member for BT and member of the management board of Deutsche Telekom. He holds a Bachelor of Science degree in Electrical Engineering from Boston University and a Masters of Business Administration from Florida Atlantic University.

Ashish Chand, President and CEO of Belden Inc., said, “We are excited to welcome Adel Al-Saleh to Belden’s Board of Directors. His impressive executive leadership experience leading technology transformations will provide enormous value to Belden.”

About Belden

Belden Inc. delivers complete connection solutions that unlock untold possibilities for our customers, their customers and the world. We advance ideas and technologies that enable a safer, smarter and more prosperous future. Throughout our 120+ year history we have evolved as a company, but our purpose remains – making connections. By connecting people, information and ideas, we make it possible. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and X/Twitter.

BDC-Financial
Contact:
Belden Investor Relations
Aaron Reddington, CFA
(317) 219-9359
Investor.Relations@Belden.com